Exhibit 99.1

LEASING FUND
ELEVEN, LLC

2006 ANNUAL

PORTFOLIO OVERVIEW

ICON Leasing Fund Eleven, LLC

- 2006 Annual  Portfolio Overview -

Dear Member of ICON Leasing Fund Eleven, LLC:

ICON Leasing Fund Eleven, LLC (“Fund Eleven”) raised $292,216,861 from its initial offering on April 21, 2005 through December 31, 2006.  In July 2006, Fund Eleven increased its original offering from $200,000,000 to $375,000,000.   As of December 31, 2006, Fund Eleven had 292,164 member shares outstanding.

During the fourth quarter of 2006, Fund Eleven continued to operate in its Operating Period, during which time Fund Eleven acquires equipment subject to lease. Fund Eleven’s portfolio is comprised of two lease categories: growth leases, where the rental cash flows have been assigned or pledged to a lender; and income leases, where Fund Eleven retains the rental cash flows.  While income leases produce monthly cash flows, growth leases permit Fund Eleven to retain an interest in the future value of the equipment on a leveraged equity basis.  Fund Eleven’s manager, ICON Capital Corp. (the “Manager”), expects that the future value of the equipment in growth leases will be greater than Fund Eleven’s initial cash investment.

Cash generated from these investments will facilitate Fund Eleven’s distributions to its members.  Availability of cash to be used for reinvestment also depends on the requirements for expenses, reserves, and distributions to members.

Fund Eleven’s Operating Period is anticipated to continue for a period of five years from the closing of the offering – unless extended at the Manager’s sole discretion. Following its Operating Period, Fund Eleven will enter its “Liquidation Period,” during which time equipment will be sold in the ordinary course of business.

News Covering the Fourth Quarter of 2006

•  TOP Tankers, Inc.’s (“Top Tankers”) announced that it has mutually agreed with Vitol SA to terminate four time-charter contracts for the vessels Vanguard, Spotless, Restless and Doubtless, all double-hull Handymax tankers, built by Halla Engineering & Heavy Industries Limited of the Republic of Korea.  The vessels will immediately commence a three-year time-charter contract with Glencore SA. (Source:  TOP Tanker press release, dated December 13, 2006)

•  Global Crossing Telecommunications, Inc. (“Global Crossing”), an internet protocol based telecommunications provider, announced that it was named the Best Global Wholesale Provider for the second year running and its CEO was named best business leader of the year by Capacity magazine.  (Source:  Global Crossing press release, dated November 14, 2006)

Neither Fund Eleven nor the Manager accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the heading “News Covering the Reporting Period.”

Investments and Commitments During the Fourth Quarter of 2006

•  On December 29, 2006, Fund Eleven, through its wholly-owned subsidiary, purchased state-of-the-art telecommunications equipment for approximately $9,779,000 in cash. This equipment is subject to a lease with Global Crossing  and certain of its affiliates.  The base lease term of the lease is 48 months which commenced on January 1, 2007.

•  On November 8, 2006, Fund Eleven, through two wholly-owned subsidiaries, entered into a lease financing arrangement totaling approximately $36,000,000 with The Teal Jones Group and Teal Jones Lumber Services, Inc. (collectively, “Teal Jones”).  The arrangement involved the acquisition from Teal Jones of substantially all of the equipment, plant and machinery used by Teal Jones in its lumber processing operations in Canada and the United States. The equipment, plant and machinery are being leased back to Teal Jones pursuant to a 84 month lease that began on December 1, 2006.

Portfolio Overview

Fund Eleven has invested both directly and indirectly through joint ventures with its affiliates.  As of December 31, 2006, Fund Eleven’s portfolio consisted primarily of the following investments:

Income Leases

•  State-of-the-art telecommunications equipment that Fund Eleven, along with two of its affiliates, acquired from various vendors.  The equipment is subject to a forty-eight month lease with Global Crossing that is scheduled to expire in March 2010.  Fund Eleven acquired its 61.4% ownership interest in the entity that will own the equipment for approximately $15,428,670.

•  Industrial gas meters and data gathering equipment that will be subject to a lease with EAM Assets Ltd. (EAM) through 2013.  EAM is a meter asset manager that is responsible for maintaining industrial gas meters in the UK.  Fund Eleven and one of its affiliates each purchased a 50% ownership interest in a joint venture that will own the equipment for approximately $5,620,000.  At December 31, 2006, the cash contributions were held in an escrow account pending the equipment purchase.

•  Digital audio/visual entertainment systems leased to AeroTV Ltd. (AeroTV).  AeroTV is a UK provider of on board digital audio/visual systems for airlines, rail and coach operators.  In December 2005, Fund Eleven acquired a 50% interest in this equipment, through a joint venture with one of its affiliates.  The purchase price for Fund Eleven’s 50% ownership interest was approximately $2,776,000.  Through December 2006, the joint venture funded approximately $1,357,000 for the purchase of the equipment.  AeroTV subsequently filed for bankruptcy protection and we terminated the lease and recorded a reserve with regard to all outstanding unpaid amounts.

Growth Leases

•  An equipment leasing portfolio consisting of approximately 1,100 equipment schedules originated by Clearlink Capital Corporation, a financial services provider based in Mississauga, Ontario, Canada, comprised mainly of information technology and technology-related equipment, including personal computers and client/server equipment that perform business-related functions such as database inquiries (the “I.T. Portfolio”).  Fund Eleven acquired the I.T. Portfolio for approximately $144,591,000, which was comprised of a cash payment of approximately $49,361,000 and the assumption of non-recourse debt and other assets and liabilities related to the I.T. Portfolio of approximately $95,230,000.  Since its acquisition of the I.T. Portfolio, Fund Eleven purchased approximately $49,636,000 of new equipment.  As of December 31, 2006, the I.T.  Portfolio was comprised of approximately $174,000,000 of equipment that is subject to 1,065 leases.

•  Four 45,720 - 47,094 DWT (deadweight tons) product carrying vessels, the M/T Doubtless, the M/T Faithful, the M/T Spotless, and the M/T Vanguard, which are subject to bareboat charters with subsidiaries of Top Tankers that are scheduled to expire in February 2011.  Fund Eleven acquired the tankers for approximately $112,700,000, which is comprised of (i) assumption of a first priority non-recourse mortgage of approximately $80,000,000, (ii) assumption of a second priority non-recourse mortgage of approximately $10,000,000, and (iii) approximately $22,700,000 in cash.

•   Four 3,300 TEU (twenty foot equivalent units) container vessels, the M/V ZIM America, the M/V ZIM Hong Kong, the M/V ZIM Israel, and the M/V ZIM Japan, which are subject to bareboat charters with ZIM Integrated Shipping Services, Ltd. that are scheduled to expire in November 2010 and January 2011.  Fund Eleven paid approximately $141.2 million which consisted of (i) approximately $35.9 million, (ii) the assumption of approximately $93.3 million of non-recourse indebtedness secured by a first priority mortgage and (iii) approximately $12 million of non-recourse indebtedness secured by a second priority mortgage.

10% Status Report

As of December 31, 2006, no individual asset constituted at least 10% of the aggregate purchase price of Fund Eleven’s equipment portfolio.  The vessels chartered to ZIM individually constitute the largest individual assets in the portfolio but each vessel constitutes less than 9% of the aggregate purchase price of Fund Eleven’s portfolio.  With the exception of the I.T. Portfolio, which leases continue to expire each month, Fund Eleven anticipates that the other equipment in its portfolio will remain on lease during the next year.

Events Subsequent to the Fourth Quarter of 2006

•  On February 13, 2007, AeroTV's primary customer terminated its service agreement with AeroTV.  Fund Eleven subsequently received notice that AeroTV filed for insolvency protection in the UK.  The Manager was able to negotiate directly with AeroTV's customer to receive lease payments due to the joint venture through the termination date of the service agreement.  At December 31, 2006, there was approximately $882,000 of minimum rent receivable over the remaining life of the lease.  On April 18, 2007 the joint venture filed a lawsuit in the United Kingdom’s High Court of Justice, Queen’s Bench Division against AeroTV and one of its directors for fraud. The lease was recorded by joint venture as a finance lease. At December 31, 2006, there were approximately $882,000 of minimum rents receivable over the remaining life of the lease. During March 2007, the joint venture collected approximately $218,000 of the remaining minimum rents receivable balance. As a result of the foregoing, the joint venture has recorded a reserve for the remaining minimum rents receivable balance of approximately $664,000 at March 31, 2007.

•  Fund Eleven was notified that EAM was unable to perform all of the conditions precedent under the lease.  All amounts deposited by Fund Eleven and its affiliate together with all accrued interest will be refunded.  In connection with entering into the lease EAM issued warrants to the joint venture to acquire stock in EAM’s parent company.  The joint venture retains these warrants which remain unaffected by EAM’s inability to perform under the lease.

Distribution Analysis

During the reporting period, Fund Eleven continued to make monthly distributions at a rate of 9.1% per annum.  Cash available for distributions was generated substantially through cash from operations.  From the inception of the offering period, Fund Eleven has made twenty-one monthly distributions to its members. During 2006, Fund Eleven paid its members $16,600,276 in cash distributions.  As of December 31, 2006, a $10,000 investment made at the initial closing, would have received $1,509 in cumulative distributions representing a return of approximately 15% of such initial investment.

Fund Summary
Start of Offering Period	April 21, 2005
Offering Period End Date	April 20, 2007
Size of offering	$375,000,000
No. of Members as of February 28, 2007	7,749

Outlook and Overview

Excluding leases in the I.T. Portfolio, one of the Global Crossing leases is the next lease scheduled to expire in March 2010.

As of December 31, 2006, Fund Eleven had $61,200,675 in cash and cash equivalents on hand.  The Manager anticipates that Fund Eleven will make several acquisitions in the near future.  Substantially all of Fund Eleven’s cash flows are derived from income leases.  On a monthly basis, Fund Eleven deducts from such cash flows its recurring operating expenses and assesses cash flows required for known re-leasing costs and equipment management costs.  The remaining cash flows are then available for monthly distribution to members.

ICON Leasing Fund Eleven, LLC
(A Delaware Limited Liability Company)
Consolidated Balance Sheets
December 31,

ASSETS

	2006	2005
Cash and cash equivalents	$61,200,675	$71,449,920

Investments in finance leases:
Minimum rents receivable	100,400,811	-
Estimated unguaranteed residual values	5,834,948	-
Initial direct costs, net	3,961,687	-
Unearned income	(15,302,719)	-

Net investments in finance leases	94,894,727	-

Investments in operating leases:
Equipment, at cost	384,171,594	-
Accumulated depeciation	(47,105,223)	-

Net investments in operating leases	337,066,371	-

Investments in joint ventures	11,805,734	16,084,960
Equipment held for sale or lease	2,678,117	-
Rents receivable (net of allowance
for doubtful accounts of $70,015)	3,098,973	-
Mortgage notes receivable	12,932,924	-
Restricted cash	1,241,326	909,185
Deferred income taxes	2,554,454	-
Other assets, net	3,368,250	3,257,636

Total assets	$530,841,551	$91,701,701

LIABILITIES AND MEMBERS' EQUITY

Liabilities:
Notes payable - non-recourse	$260,926,942	$-
Accounts payable and other liabilities	4,269,661	844,058
Deferred rental income	8,404,745	-
Leasing payables and other lease liabilities	12,881,369	-
Income taxes payable	2,634,727	-
Due to Manager and affiliates, net	515,119	602,377
Minority interest	8,312,503	-

Total liabilities	297,945,066	1,446,435

Commitments and contingencies

Members' equity:
Manager (one share outstanding, $1,000 per share original
issue price)	(243,580)	(28,876)
Additional Members (292,164 and 107,099 shares outstanding,
$1,000 per share original issue price)	232,868,044	90,318,028
Accumulated other comprehensive income (loss)	272,021	(33,886)

Total members' equity	232,896,485	90,255,266

Total liabilities and members' equity	$530,841,551	$91,701,701

ICON Leasing Fund Eleven, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Operations

		For the Period
		from May 6, 2005
		(Commencement of
	Year Ended	Operations) through
	December 31,	December 31,
	2006	2005
Revenue:
Rental income	$64,060,212	$-
Finance income	3,707,855	-
Income from investments in joint ventures	337,798	-
Net gain on sales of new equipment (net of cost of
sales of $12,705,512)	686,390	-
Net gain on sales of leased equipment	696,753	-
Interest and other income	2,408,038	761,758

Total revenue	71,897,046	761,758

Expenses:
Impairment loss	446,301	-
Depreciation and amortization	53,045,738	6,201
Interest	11,194,163	-
Management fees - Manager	4,076,873	-
Administrative expense reimbursements -
Manager and affiliate	5,877,044	1,082,658
General and administrative	1,087,720	77,100
Bad debt expense	70,015	-
Minority interest	795,798	-

Total expenses	76,593,652	1,165,959

Net loss	$(4,696,606)	$(404,201)

Net loss allocable to:
Additional Members	$(4,649,640)	$(400,159)
Manager	(46,966)	(4,042)

	$(4,696,606)	$(404,201)

Weighted average number of additional
member shares outstanding	197,957	58,665

Net loss per weighted average
additional member share outstanding	$(23.49)	$(6.82)

ICON Leasing Fund Eleven, LLC
(A Delaware Limited Liability Company)
Consolidated Statement of Changes in Members' Equity
Period from May 6, 2005 (Commencement of Operations) through December 31, 2006

				Accumulated
	Additional			Other
	Member	Additional	Managing	Comprehensive
	Shares	Members	Member	(Loss) Income	Total
Balance, May 6, 2005	1	$1,000	$1,000	$-	$2,000

Proceeds from issuance of additional
members shares	107,099	107,098,773	-	-	107,098,773
Sales and offering expenses	-	(13,824,474)	-	-	(13,824,474)
Refund of initial member share	(1)	(1,000)	-	-	(1,000)
Cash distributions to members	-	(2,556,112)	(25,834)	-	(2,581,946)
Foreign exchange translation adjustments
in investee	-	-	-	(33,886)	(33,886)
Net loss	-	(400,159)	(4,042)	-	(404,201)

Balance, December 31, 2005	107,099	90,318,028	(28,876)	(33,886)	90,255,266

Proceeds from issuance of additional
members shares	185,118	185,118,088	-	-	185,118,088
Sales and offering expenses	-	(21,276,702)	-	-	(21,276,702)
Additional member shares redeemed	(53)	(41,454)	-	-	(41,454)
Cash distributions paid or accrued
to members	-	(16,600,276)	(167,738)	-	(16,768,014)
Change in valuation of interest rate
swap contracts	-	-	-	(928,750)	(928,750)
Change in valuation of warrants
held by joint venture	-	-	-	538,072	538,072
Foreign exchange translation adjustments	-	-	-	696,585	696,585
Net loss	-	(4,649,640)	(46,966)	-	(4,696,606)

Balance, December 31, 2006	292,164	$232,868,044	$(243,580)	$272,021	$232,896,485

ICON Leasing Fund Eleven, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

		For the Period
		from May 6, 2005
		(Commencement of
	Year Ended	Operations) through
	December 31,	December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(4,696,606)	$(404,201)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Rental income paid directly to lenders by lessees	(3,252,755)	-
Finance income	(3,707,855)	-
Income from investments in joint ventures	(337,798)	-
Net gain on sales of new and leased equipment	(1,383,143)	-
Impairment loss	446,301	-
Depreciation and amortization	53,045,738	6,201
Interest expense paid directly to lenders by lessees	561,959	-
Bad debt expense	70,015	-
Change in fair value of interest rate swap contract	1,203,273	-
Minority interest	795,798	-
Deferred tax provision	(2,631,794)
Changes in operating assets and liabilities:
Collection of principal - non-financed receivables	17,003,190	-
Rents receivable	2,250,842	-
Other assets, net	(1,553,401)	-
Payables, deferred rental income and other liabilities	12,085,085	8,417
Due to Manager and affiliates, net	(373,267)	552,682

Net cash provided by operating activities	69,525,582	163,099

Cash flows from investing activities:
Investments in leased assets, net of cash received	(216,601,205)	-
Proceeds from sales of equipment	19,404,013	-
Investment in mortgage notes receivable, net	(13,501,721)	-
Proceeds from mortgage notes receivable	568,797
Restricted cash deposits paid	(332,141)	-
Investments in joint ventures, net of cash acquired	(6,439,258)	(16,091,346)
Distributions received from joint ventures	459,519	-
Other assets	(1,103,891)	(2,424,491)

Net cash used in investing activities	(217,545,887)	(18,515,837)

Cash flows from financing activities:
Proceeds from notes payable - non-recourse	48,205,505	-
Repayments of notes payable - non-recourse	(53,805,671)	-
Issuance of additional member shares, net of sales and offering expenses paid	163,841,386	93,329,994
Redemption of additional member shares	(41,454)	-
Additional member refunds	-	(1,000)
Financing costs paid	(492,593)	(37,205)
Increase in restricted cash	-	(909,185)
Due to Manager and affiliates, net	44,941	-
Cash distributions to members	(16,768,014)	(2,581,946)
Distributions to minority interest holders	(2,225,979)	-

Net cash provided by financing activities	138,758,121	89,800,658

Effects of exchange rates on cash and cash equivalents	(987,061)	-

Net (decrease) increase in cash and cash equivalents	(10,249,245)	71,447,920
Cash and cash equivalents, beginning of the period	71,449,920	2,000

Cash and cash equivalents, end of the period	$61,200,675	$71,449,920

ICON Leasing Fund Eleven, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows
(Unaudited)

		For the Period
		from May 6, 2005
		(Commencement of
	Year Ended	Operations) through
	December 31,	December 31,
	2006	2005

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,632,204	$-

Supplemental disclosure of non-cash investing and financing activities:
Non-cash portion of equipment purchased with non-recourse debt	$271,698,228	$-

Principal and interest on non-recourse notes payable
paid directly to lenders by lessees	$5,398,372	$-

Transfer from other assets to investments in leased assets	$2,828,287	$-

Transfer from investments in joint ventures to investments in leased assets	$7,695,494	$-

Transactions with Related Parties

Fund Eleven has entered into certain agreements with the Manager and ICON Securities Corp., a wholly-owned subsidiary of the Manager, whereby Fund Eleven pays certain fees and reimbursements to those parties.  The Manager is entitled to receive 3.5% on capital raised up to $50,000,000, 2.5% of capital raised between $50,000,001 to $100,000,000 and 1.5% of capital raised over $100,000,000.  ICON Securities Corp. is entitled to a 2% underwriting fee from the gross proceeds from capital raised.

In accordance with the terms of these agreements, Fund Eleven pays or paid the Manager (i) management fees ranging from 1% to 7% based on a percentage of the rentals recognized either directly by Fund Eleven or through its joint ventures and (ii) acquisition fees, through the end of the operating period, of 3% of the gross value of Fund Eleven’s acquisition transactions.  In addition, the Manager is reimbursed for administrative expenses incurred in connection with Fund Eleven’s operations.  The Manager has assigned its rights and obligations to provide Fund Eleven with administrative services and collect reimbursement for those services relating to the Clearlink Portfolio to a Canadian affiliate, ICON Funding ULC, pursuant to a management agreement between the Manager and ICON Funding ULC.

Administrative expense reimbursements are costs incurred by the Manager or its affiliates and are necessary to Fund Eleven’s operations.  These costs include the Manager’s and affiliates legal, accounting, investor relations and operations personnel, as well as, professional fees and other costs that are charged to Fund Eleven based upon the percentage of time such personnel dedicate to  Fund Eleven.  Excluded are salary and related costs, travel expenses and other administrative costs incurred by individuals with a controlling interest in the Manager.

The Manager also has a 1% interest in Fund Eleven's profits, losses, cash distributions and liquidation proceeds. Fund Eleven paid or accrued distributions to the Manager of $167,738 and $25,834 for the year ended December 31, 2006 and for the period from May 6, 2005 (Commencement of Operations) through December 31, 2005, respectively. Additionally, the Manager's interest in Fund Eleven's net loss was $46,966 and $4,042 for the year ended December 31, 2006 and for the period from May 6, 2005 (Commencement of Operations) through December 31, 2005, respectively.

Fees and other expenses paid or accrued by Fund Eleven to the Manager or its affiliates for the year ended December 31, 2006 and for the period from May 6, 2005 (Commencement of Operations) through December 31, 2005, respectively are as follows:

		For the Period
		from May 6, 2005
		(Commencement of
	Year Ended	Operations) through
	December 31,	December 31,
	2006	2005

Organization and offering expenses (1)	$2,776,771	$3,106,481
Underwriting fees (1)	3,702,362	2,141,975
Acquisition fees (2)	15,915,968	2,398,346
Management fees (3)	4,076,873	-
Administrative fees (3)	5,877,044	1,082,658
	$32,349,018.00	$8,729,460.00
(1) Amount charged directly to members' equity.
(2) Amount capitalized and amortized to operations.
(3) Amount charged directly to operations.

*Members may obtain a summary of administrative fees upon request.

Your participation in Fund Eleven is greatly appreciated and we look forward to sharing future successes.

Sincerely,

ICON Capital Corp., Manager

Thomas W. Martin
Chairman, Chief Executive Officer and President

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws.  Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

Additional Required Disclosure

To fulfill our promises to you we are required to make the following disclosures when applicable:

A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

• Visiting www.iconcapital.com
or
• Visiting www.sec.gov
or
• Writing us at: PO Box 192706, San Francisco, CA 94119-2706

We do not distribute these reports to you directly in order to keep Fund Eleven’s costs down as mailing this report to all investors is expensive. Nevertheless, the reports are immediately available on your request.